UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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CTI Industries Corporation

(Name of Registrant as Specified in its Charter)

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CTI INDUSTRIES CORPORATION
22160 North Pepper Road
Lake Barrington, Illinois 60010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
BE HELD ON JUNE 4, 2010

To:           Shareholders of CTI Industries Corporation

The annual meeting of the shareholders of CTI Industries Corporation will be held at the offices of the Company, 22160 N. Pepper Road, Lake Barrington, Illinois 60010, on June 4, 2010, at 9:00 a.m., Central Time, for the following purposes:

1.	To elect 7 directors to hold office during the year following the annual meeting or until their successors are elected (Item No. 1 on proxy card);

2.	To ratify the appointment of Blackman Kallick, L.L.P. as auditors of the Corporation for 2010 (Item No. 2 on proxy card); and

3.	To transact such other business as may properly come before the meeting.

The close of business on April 9, 2010, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

April 30, 2010	/s/Stephen M. Merrick
Stephen M. Merrick, Secretary

YOUR VOTE IS IMPORTANT

It is important that as many shares as possible be represented at the annual meeting.  Please date, sign, and promptly return the proxy in the enclosed envelope, or you may submit your proxy via the Internet or by using the toll-free number provided on your proxy card.  Your proxy may be revoked by you at any time before it has been voted.

CTI INDUSTRIES CORPORATION
22160 North Pepper Road
Lake Barrington, Illinois 60010

PROXY STATEMENT

Information Concerning the Solicitation

The Board of Directors of CTI Industries Corporation (the “Company”) is furnishing this Proxy Statement for the solicitation of proxies to be used at the Annual Shareholders Meeting (the “Annual Meeting”) of the Company to be held at 9:00 a.m. Central Time on June 4, 2010, at 22160 N. Pepper Road, Lake Barrington, Illinois 60010.  The proxy materials are being mailed to shareholders of record at the close of business on May 7, 2010.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company.  The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Your vote is very important. Whether or not you plan to attend our Annual Meeting, please take the time to vote (i) by completing and mailing the proxy card enclosed with the Proxy Materials as soon as possible, (ii) vote via the Internet in accordance with the instructions on the proxy card or (iii) vote by telephone by using the toll-free number on the proxy card.

Quorum and Voting

Only shareholders of record at the close of business on April 9, 2010, are entitled to vote at the Annual Meeting.  There are 2,778,099 shares of Common Stock presently outstanding.  Each share has one vote.  A simple majority of the outstanding shares of Common Stock is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting.  Seven directors will be elected by the Company's Common Stockholders at this meeting.  The Common Stock does not possess cumulative voting rights, and the election of directors will be by the vote of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting.  The ratification of auditors will require the vote of a simple majority of the shares of Common Stock present at the Annual Meeting by person or proxy.   Abstentions and withheld votes have the effect of votes against these matters.  Broker non-votes (shares of record held by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing.  If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications.  If a shareholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” the nominees for directors contained in these proxy materials, “FOR” proposal 2, and “FOR” proposal 3.

Discretionary Voting Power

The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting.  On matters which may be raised at the Annual Meeting that are not covered by this Proxy Statement, the persons named in the proxy will have full discretionary authority to vote.

BENEFICIAL OWNERSHIP OF SHARES BY MANAGEMENT
AND SIGNIFICANT SHAREHOLDERS

The following table provides information concerning the beneficial ownership of the Company’s Common Stock by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of April 9, 2010.  In addition, the table provides information concerning the current beneficial owners, if any, known to the Company to hold more than 5 percent of the outstanding Common Stock of the Company.

The amounts and percentage of stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after April 9, 2010. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.  The percentage of Common Stock beneficially owned is based on 2,778,099 shares of Common Stock currently outstanding.

Name and Address Directors and Officers (1)	Shares of Common Stock Beneficially Owned (2)		Percent of Common Stock
Stephen M. Merrick	736,357	(3)	25.29	% (4)
John H. Schwan	719,397	(5)	25.14	% (4)
Howard W. Schwan	221,421	(6)	7.89	% (4)
Tim Patterson	20,698	(7)	*
Bret Tayne 6834 N. Kostner Avenue Lincolnwood, IL 60712	13,816	(8)	*
Samuel Komar	13,750	(9)	*
Stanley M. Brown 3015 West Roscoe Street, Suite A Chicago, IL 60176	11,157	(10)	*
Richard Sherman	10,550	(11)
John Collins 262 Pine Street Deerfield, IL 60015	3,875	(12)	*
Phil Roos 680 State Circle Ann Arbor, MI 48108	1,250	(13)	*
All Current Directors and Executive Officers as a group (10 persons)	1,754,271		61.12	% (4)

*           Less than one percent

(1)	Except as otherwise indicated, the address of each stockholder listed above is c/o CTI Industries Corporation, 22160 North Pepper Road, Lake Barrington, Illinois 60010.
(2)
A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes 562,717 shares held in the name of The Merrick Company LLC of which Mr. Merrick is a principal owner, warrants to purchase up to 151,515 shares of Common Stock at $3.30 per share and 20,000 shares of Common Stock at $4.80 per share.  Also, includes options to purchase up to 1,125 shares of Common Stock at $5.14 per share and 1,000 shares at $1.94 per share granted under the Company’s 2007 Stock Option Plan.

(4)	Assumes the exercise of all warrants and options owned by the named person into shares of Common Stock.

(5)
Includes warrants to purchase up to 101,515 shares of Common Stock at $3.30 per share and 20,000 shares of Common Stock at $4.80 per share.  Also, includes options to purchase up to 1,125 shares of Common Stock at $5.14 per share and 1,000 shares at $1.94 per share granted under the Company’s 2007 Stock Option Plan.

(6)
Includes warrants to purchase up to 50,000 shares of Common Stock at $3.30 per share, options to purchase up to 7,500 shares of Common Stock at $5.14 per share and 12,500 shares at $1.94 per share granted under the Company’s 2007 Stock Option Plan.

(7)
Includes options to purchase up to 3,750 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan and 2,500 shares at $1.76 per share granted under the Company’s 2007 Stock Option Plan.

(8)
Includes options to purchase 1,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan, options to purchase 1,875 shares of Common Stock at $4.67 per share and 1,000 shares at $1.76 granted under the Company’s 2007 Stock Option Plan.

(9)
Includes options to purchase 7,500 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase up to 3,750 shares of Common Stock at $4.67 per share and 2,500 shares at $1.76 per share granted under the Company’s 2007 Stock Option Plan.

(10)
Includes options to purchase up to 1,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan, options to purchase up to 1,875 shares of Common Stock at $4.67 per share and 1,000 shares at $1.76 granted under the Company’s 2007 Stock Option Plan.

(11)
Includes options to purchase 2,500 shares of Common Stock at $2.88 per share granted under the Company’s 2001 Stock Option Plan and options to purchase up to 3,750 shares of Common Stock at $4.67 per share and 2,500 shares at $1.76 per share granted under the Company’s 2007 Stock Option Plan.

(12)
Includes options to purchase up to 1,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan, options to purchase up to 1,875 shares of Common Stock at $4.67 per share and 1,000 shares at $1.76 granted under the Company’s 2007 Stock Option Plan.

(13)	Includes options to purchase up to 1,250 shares of Common Stock at $4.97 per share granted under the Company’s 2007 Stock Option Plan.

PROPOSAL ONE  - ELECTION OF DIRECTORS

Seven directors will be elected at the Annual Meeting to serve for one-year terms expiring on the date of the Annual Meeting in 2011.  All directors will be elected by holders of the Company’s Common Stock.  Each director elected will continue in office until a successor has been elected.  If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee selected by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE SEVEN NOMINEES FOR DIRECTOR NAMED IN PROPOSAL ONE.

Information Concerning Nominees

The following is information concerning nominees for election as directors of the Company as of April 30, 2010. Messrs. John Schwan, Howard Schwan, Merrick, Brown, Collins, Tayne and Roos are presently directors of the Company.

John H. Schwan, age 66, Chairman and Executive Vice President.  Mr. Schwan has been an officer and director of the Company since January 1996.  Until March 2006, Mr. Schwan was an executive officer of Rapak, L.L.C. or affiliated companies for over 15 years. Mr. Schwan has over 30 years of general management experience, including manufacturing, marketing and sales. Mr. Schwan served in the U.S. Army from 1966 to 1971, 1st Air Cavalry Division in Vietnam from 1968 to 1969.  Mr. Schwan has a BA from North Park University.

Howard W. Schwan, age 55, President. Mr. Schwan has been associated with the Company for 30 years, principally in the management of the production and engineering operations of the Company. Mr. Schwan was appointed as Vice President of Manufacturing in November, 1990, was appointed as a director in January, 1996, and was appointed as President in June, 1997.

John Schwan and Howard Schwan are brothers.

Stephen M. Merrick, age 68, Executive Vice President, Chief Financial Officer, and Secretary. Mr. Merrick has been an officer of the Company since January 1996 and a director of the Company for more than 20 years.  In October 1999, Mr. Merrick became Executive Vice President. Mr. Merrick is of Counsel to the law firm of Vanasco Genelly & Miller of Chicago, Illinois and has been engaged in the practice of law for more than 40 years. Mr. Merrick is also Senior Vice President, Director and a member of the Executive Committee of Reliv International, Inc. (Nasdaq), a manufacturer and direct marketer of nutritional supplements and food products.

Stanley M. Brown, age 64, Director. Mr. Brown was appointed as a director of the Company in January 1996.  He is a principal with Cheshire Partners LLC a financial and business consulting firm.  During his 21 year association with Cheshire Partners he participated as president in a number of venture start-ups in both service and manufacturing sectors.  From 1968 to 1989, Mr. Brown was with the United States Navy as a naval aviator, achieving the rank of Captain.

Bret Tayne, age 51, Director. Mr. Tayne was appointed as a director of the Company in December 1997. Mr. Tayne has been the Managing Director of Intrepid Tool Industries, LLC, which is a successor to Everede Tool Company, a manufacturer of industrial cutting tools, since January 1992. Prior to that, Mr. Tayne was Executive Vice President of Unifin, a commercial finance company, since 1986. Mr. Tayne received a Bachelor of Science degree from Tufts University and an MBA from Northwestern University.

John I. Collins, age 50, Director.  Mr. Collins is the Senior Vice President – Strategy, Product and Risk Management and formerly the Chief Administrative Officer and Chief Financial Officer of Members United Corporate Federal Credit Union (“Members”), a $10 billion wholesale financial institution located in Warrenville, Illinois.  Prior to his affiliation with Members in 2001, Mr. Collins was employed as both the Controller and Chief Financial Officer by Great Lakes Credit Union (“GLCU”), a $425 million financial institution located in North Chicago, Illinois.  Mr. Collins is currently the Treasurer of the Illinois Credit Union Executives Society, a board member of Fox Valley Montessori School and a former member of the Chicago Federal Reserve Bank Advisory Group.  Mr. Collins received a Bachelor of Arts degree with majors in Economics, History and English from Ripon College and a Masters in Business Administration from Emory University with concentrations in management and finance.  Mr. Collins has also participated in the Kellogg Management Institute and the Consumer Marketing Strategy programs at Northwestern University on a post-graduate basis and attended the Director’s Education Institute at Duke University.

Phil Roos, age 50, Director.  Mr. Roos was appointed as a Director of the Company on April 14, 2008.  He has been the President and Chief Executive Officer of Arbor Strategy Group, Ann Arbor, Michigan, since 1998.  Arbor Strategy Group, a strategic brand innovation consulting firm, was acquired by GfK Strategic Innovation in August 2008.  Mr. Roos is now Managing Director of GfK Strategic Innovation, the strategic innovation consulting arm of GfK Custom Research North America.  Prior to Arbor Strategy Group, Mr. Roos was engaged in various positions in marketing, marketing consulting and brand management.  He is a Certified Public Accountant and earned a BBA Degree from the University of Michigan and an MBA from Harvard University.

Executive Officers Other Than Nominees

Samuel Komar, age 53, Vice President of Sales & Marketing.  Mr. Komar has been employed by the Company since March of 1998, and was named Vice-President of Sales & Marketing in March of 2008.  Mr. Komar has worked in sales for more than 25 years, and prior to his employment with the Company, Mr. Komar was with Bob Gable & Associates. Mr. Komar received a Bachelor of Science Degree in Business Administration and Marketing from Indiana University.

Timothy Patterson, age 49, Vice President of Finance and Administration. Mr. Patterson has been employed by the Company as Vice President of Finance and Administration since September, 2003. Prior to his employment with the Company, Mr. Patterson was Manager of Controllers for the Thermoforming Group at Solo Cup Company for two years. Prior to that, Mr. Patterson was Manager of Corporate Accounting for Transilwrap Company for three years. Mr. Patterson received a Bachelor of Science degree in finance from Northern Illinois University and an MBA from the University of Illinois at Chicago.

Richard Sherman, age 54, Vice President. Mr. Sherman has been employed by CTI since 1984, primarily in production management and sales of printed and laminated films and related products. During his employment at CTI, Mr. Sherman has also served as the plant manager for several production facilities, being promoted to Vice President in 2009. Currently, Mr. Sherman is focusing on the development and sales of printed and laminated films as well as finished products converted from these materials.

CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Illinois Business Corporation Act and the Articles of Incorporation and By-laws of the Company, as amended.  Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chairman of the Board of Directors and the Chief Financial Officer, and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

During 2009, the Board of Directors had seven members.  The Board met 4 times during 2009.  During 2009, no director attended less than 75% of the combined Board of Directors and Committee meetings.  The Board has determined that each of Stanley M. Brown, Bret Tayne, John I. Collins and Phil Roos are independent based upon the application of the rules and standards of the NASDAQ Stock Market.

Board Leadership Structure

John H. Schwan, Executive Vice President of the Company has been appointed Chairman of the Board of Directors.  In his role as Chairman of the Board, he presides over the meetings of the Board of Directors and communicates the decisions and directives of the Board to management, and also engages in implementation of Board decisions and operations.  Howard W. Schwan, President of the Company, is also a member of the Board of Directors and is responsible for the day to day leadership of the Company and the implementation of the Company’s plans and operations.  Stephen M. Merrick, Executive Vice President and Chief Financial Officer of the Company, is also a member of the Board of Directors and provides leadership in the finance, financial reporting, compliance and legal affairs of the Company, and in reporting financial and operational matters to the Board of Directors.  The Board of Directors believes that this combination and allocation of roles among the three principal executive officers of the Company, each of whom are also members of the Board of Directors provides the most efficient and effective leadership model for the Company, providing perspective and direction with regard to business strategies and plans to both the Board and management.  The Company has no bylaw or policy in place that mandates that an officer serve as Chairman of the Board.  The Board of Directors periodically evaluates its leadership structure.

John I. Collins has been designated as the lead independent director.  Mr. Collins is responsible for (i) communicating regularly with the Chairman of the Board and the Chief Financial Officer, and other officers of the Company for the Board of Directors, and particularly the independent members of the Board of Directors, and (ii) for calling separate meetings of the independent directors of the Company.  During 2009, there were 4 separate meetings of the independent directors.  At such meetings, only independent directors are present and the independent directors are free to discuss any aspect of the Company’s business and risk management without the influence of interested directors or management.

All members of the Company’s Audit, Compensation and Nominating and Governance Committees have been determined to be independent based on application of the rules and standards of the NASDAQ Stock Market.

Board Role in Risk Oversight

The Board of Directors plays an active role, as a whole and at the committee level, in overseeing management of the Company’s risks.  The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each.  The Audit Committee oversees management of financial risks through regular meetings with the Company’s independent registered public accounting firm and the Company’s Chief Financial Officer.  The Company’s Compensation Committee evaluates and addresses risks relating to executive compensation, our incentive compensation plans and other compensatory arrangements.  The Nominating and Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board of Directors is regularly informed through management and committee reports to the full Board about these and other operational risks.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation and Nominating and Governance Committees.

Audit Committee

Since 2000, the Company has had a standing Audit Committee, which is presently composed of Mr. Tayne (Chairman), Mr. Roos, and Mr. Collins.  Each of the members of the Audit Committee is independent based on the application of the rules and standards of The Nasdaq Stock Market and Rule 10a-3(b) under the Securities Exchange Act of 1934. Mr. Collins has been designated as, and is, the Company’s “Audit Committee Financial Expert” in accordance with Item 407(d)(5) of Regulation S-K and meets the requirements for an audit committee expert as set forth in that item. The Audit Committee held 4 meetings during fiscal year 2009, including quarterly meetings with management and independent auditors to discuss the Company’s financial statements. The Company’s Board of Directors has adopted a written charter, as amended, for the Company’s Audit Committee, a copy of which has been posted and can be viewed on the Company’s Internet website at http://www.ctiindustries.com under the section entitled “Investor Relations.”  In addition, the Audit Committee has adopted a complaint monitoring procedure to enable confidential and anonymous reporting to the Audit Committee of concerns regarding, among other things, questionable accounting or auditing matters.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management and the Company’s independent registered public accounting firm, Blackman Kallick, L.L.P., including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and internal controls.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s application of accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including but not limited to those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380, as amended).  In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit of the Company’s financial statements and the effectiveness of internal controls over financial reporting.  The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.  The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Blackman Kallick, L.L.P., as the Company’s independent registered public accounting firm.

Bret Tayne, Audit Committee Chair
John I. Collins, Member
Philip Roos, Member

Compensation Committee

The Compensation Committee is composed of Stanley M. Brown (Chairman), John I. Collins and Phil Roos. The Board has determined that each of the members of the Compensation Committee is independent as defined in the listing standards for the NASDAQ Stock Market.  The Compensation Committee reviews and acts on the Company’s executive compensation and employee benefit and retirement plans, including their establishment, modification and administration.  It also recommends to the Board of Directors the compensation of the Chief Executive Officer and certain other executive officers.  The Compensation Committee has a charter which has been posted and can be viewed on the Company’s Internet website at http://www.reliv.com under the section entitled “Investor Relations.”  The Compensation Committee met 3 times in 2009.

Nominating and Governance Committee

In 2005, the Company established a Nominating and Governance Committee.  The Nominating and Governance Committee consists of three directors, Phil Roos (Chairman), Stanley Brown and Bret Tayne.  The Nominating and Governance Committee does not have a charter.  The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent as defined in the listing standards for the Nasdaq Stock Market.

The Nominating and Governance Committee has not adopted a formal policy with regard to consideration of director candidates recommended by security holders.  The Company believes that continuing service of qualified incumbent members of the Board of Directors promotes stability and continuity at the Board level contributes to the Board’s ability to work as a collective body and provides the benefit of familiarity and insight into the Company’s affairs.  Accordingly, the process of the Nominating and Governance Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the criteria for membership on the Board.  For vacancies that are anticipated on the Board of Directors, the Nominating and Governance Committee intends to seek out and evaluate potential candidates from a variety of sources that may include recommendations by security holders, members of management, the Board of Directors, consultants and others.  The minimum qualifications for potential candidates for the Board of Directors include demonstrated business experience, decision-making abilities, personal integrity and a good reputation.  It is believed that a formal policy and procedure with regard to consideration of director candidates recommended by security holders is not necessary in order for the Nominating and Governance Committee to perform its duties.

COMPENSATION OF DIRECTORS AND OFFICERS

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934 and has elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this Proxy Statement.

Summary Compensation Table

The following table sets forth summary compensation information with respect to the Principal Executive Officer and each of the two other most highly compensated executive officers.  These individuals, including the Principal Executive Officer, are collectively referred to in this proxy statement as the Named Executive Officers.

SUMMARY COMPENSATION TABLE

				Non-Equity	All other
			Option	Incentive Plan	compensation
Name/Title	Year	Salary	Awards (1)	Compensation (2)	(3,4,5)	Total

Howard W. Schwan	2009	$193,501	$15,985	$17,849	$18,980	$246,315
President	2008	$184,580	$9,185	$13,976	$18,383	$226,124

John H. Schwan	2009	$123,615	$1,792	$15,617	$11,184	$152,209
Chairman; Vice President	2008	$119,471	$1,328	$12,729	$10,605	$144,133

Samuel Komar	2009	$133,515	$5,396	$13,386	$7,010	$159,307
Vice President-Marketing	2008	$127,830	$4,380	$10,482	$6,690	$149,382

(1)	Reflects the compensation expense recognized in 2009 and 2008 for stock option awards under ASC Topic 718 asreported in the Company's audited financial statements.
(2)	Amounts determined under the Company's incentive compensation program.
(3)	Amounts for 2009 include matching 401(k) contributions as follows: Howard W. Schwan $7,740, John H. Schwan $4,944,Samuel Komar $5,341.
(4)	Amounts for 2009 include life insurance premiums paid for Howard W. Schwan of $5,000, Samuel Komar of $1,669,
(5)	Amounts for 2009 include country club dues for Howard W. Schwan of $6,240 and John H. Schwan of $6,240.

Narrative Disclosure For Summary Compensation Table

Employment Agreements with Our Named Executive Officers.

In June 1997, the Company entered into an Employment Agreement with Howard W. Schwan as President, which provides for an annual salary of not less than $135,000. The term of the Agreement was through June 30, 2002, and is automatically renewed thereafter for successive one-year terms. The Agreement contains covenants of Mr. Schwan with respect to the use of the Company’s confidential information, establishes the Company’s right to inventions created by Mr. Schwan during the term of his employment, and includes a covenant of Mr. Schwan not to compete with the Company for a period of three years after the date of termination of the Agreement.

Information Relating to Cash Incentives and Stock and Option Awards.

Effective April 1, 2007, the Board of Directors, on the recommendation of the Compensation Committee, adopted an Incentive Compensation Plan providing for annual incentive compensation to be paid to executive and managerial employees of the Company.  Under the Plan, designated Named Executive Officers and several other executive officers and managers receive incentive compensation payments, determined on a quarterly and annual basis, which are based upon the income from operations of the Company for the period if the profits exceed a threshold amount of profit for any quarter of $100,000 and, for the year, of $250,000.  The benefits under the Plan are divided into two Pools of compensation.  Pool I (representing the largest pool of incentive compensation) covers senior executive officers who participate in the pool of incentive compensation based upon a percentage allocation made by the Compensation Committee each year.  Pool II covers other executives and managers who are selected to participate in proportions determined by management.  The Compensation Committee believes such incentive compensation motivates participants to achieve strong profitability which is viewed as the most significant element of corporate performance, provides rewards for strong corporate performance and aligns the incentive with the interests of the stockholders.  Incentive compensation participation levels are generally determined during the first quarter of each fiscal year.

With respect to Pool I participants (other than the Chief Executive Officer whose participation is determined solely by the Compensation Committee and the Board of Directors), the Compensation Committee in consultation with the Chief Executive Officer and the Chief Operating Officer, determine the participants and their relative level of participation during the first quarter of the year.  In determining participation and the level of participation each year, the Compensation Committee considers the executive’s responsibilities and individual performance during the prior year.

Long-Term Equity Incentives

Prior to May 2009, long-term incentive awards were granted to executives under the 2007 Stock Option Plan approved by the stockholders in May 2007.  At the Company’s Annual Meeting of Stockholders held in May 2009, the Company’s 2009 Incentive Stock Plan was approved by the stockholders.  To date, there have been no grants of incentive awards under the 2009 Incentive Stock Plan.

Stock and option grants are determined from time to time by the Compensation Committee in consultation with management.  The actual grant for each executive is determined taking into consideration (i) individual performance, (ii) corporate performance and (iii) prior grants to, or stock ownership of the Company by, the executive.  Generally, stock options are granted with an exercise price equal to or greater than the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of the grant.

During 2008, the Company issued 77,500 stock options from the 2007 Plan, of which options to purchase 32,000 shares were issued to Named Executive Officers and options to purchase 10,500 shares were issued to independent directors.

All of the stock options issued under the 2007 Stock Option Plan were for a four-year term. The options become exercisable with respect to the following vesting table below:

Amount	Years After
Vesting	Grant Date
25%	0.5
25%	1.0
25%	2.0
25%	3.0

The policy of the Compensation Committee with respect to the timing of stock option awards is as follows:  (i) all awards shall be dated and issued as of the date they are approved by the Compensation Committee and (ii) generally, the Compensation Committee will expect to make awards annually during May of each year after the release of financial information for the first quarter.

Retirement Benefits

           The Company maintains a 401(k) employee savings plan in which all salaried employees are eligible to participate.  The plan is a tax qualified retirement plans.

Under the 401(k) Plan, employees may contribute up to 15% of their eligible compensation to the Plan and the Company will contribute a matching amount to the Plan each year.   The federal statutory limit for eligible compensation in 2009 was $245,000.  Participating employees may direct the investment of individual and company contributions into one or more of the investment options offered by the Plan.  Under the terms of the Plan, the Company makes a matching contribution equal to 100% of employee contributions that do not exceed 3% of eligible compensation plus 50% of employee contributions between 3% and 5% of eligible compensation.  The Company’s contributions to the 401(k) plan totaled approximately $99,000 in 2009, which is allocated to participants subject to the vesting requirements of the Plan.

Outstanding Equity Awards at December 31, 2009

The following chart sets forth all outstanding equity awards to named executive officers as of December 31, 2009.  All awards are in the form of options to purchase Common Stock of the Company.

	Option Awards
	Number of Securities Underlying		Option	Option
	Unexercised Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Howard W. Schwan	23,810	-	$1.89	3/6/2010	(1)
	7,500	2,500	$5.14	10/1/2011	(2)
	12,500	12,500	$1.94	11/18/2012	(3)

John H. Schwan	1,125	375	$5.14	10/1/2011	(2)
	1,000	1,000	$1.94	11/18/2012	(3)

Samuel Komar	7,500	-	$2.88	12/30/2015	(1)
	3,750	1,250	$4.67	10/1/2011	(2)
	2,500	2,500	$1.76	11/18/2012	(3)

(1)	Each of the stock options granted to the Named Executive Officers was fully vested on the date of grant.
(2)	Each of the stock options granted to the Named Executive Officers vests in one-quarter increments on each of April 1, 2008, October 1, 2008, October 1, 2009, and October 1, 2010.
(3)	Each of the stock options granted to the Named Executive Officers vests in one-quarter increments on each of May 18, 2009, November 18, 2009, November 18, 2010, and November 18, 2011.

As of December 31, 2009, the Company has not issued stock awards.

Director Compensation

The following table sets forth the compensation of directors of the Company during the year ended December 31, 2009:

DIRECTOR COMPENSATION

	Director's	Option	All other
Name	Fees	Awards (1)	compensation	Total
Stanley Brown	$14,750	$2,525	-	$17,275

Bret Tayne	$15,750	$2,525	-	$18,275

Phil Roos	$15,250	$2,416	-	$17,666

John I. Collins	$16,250	$2,525	-	$18,775

Stephen M. Merrick (2)	$-	$1,792	$117,702	$119,494

(1)	Reflects the compensation expense recognized in 2009 for stock option awards under ASC Topic 718 as reported in the Company's audited financial statements.
(2)	Includes compensation for Mr. Merrick's services as the Executive Vice President and Chief Financial Officer.

Narrative Description of Director Compensation

Non-management members of the Board of Directors will receive a monthly fee of $750 plus $500 for each meeting of the Board of Directors or any Committee of the Board attended.  The Chairman of the Audit Committee will receive $750 for each meeting of the Audit Committee in lieu of the $500 meeting fee.

In October 2007, Stanley Brown, Bret Tayne, and John Collins were awarded an option to purchase up to 2,500 shares of Common Stock of the Company.  In October 2008, Phil Roos was awarded an option to purchase up to 2,500 shares of Common Stock of the Company.  In November 2008, Stanley Brown, Bret Tayne, and John Collins were awarded an option to purchase up to 2,000 shares of Common Stock of the Company.  The option terms and the vesting periods are described in the Narrative Disclosure to the Summary Compensation Table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the Nasdaq Stock Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of such forms furnished to the Company, the Company believes that during calendar year 2009, all Section 16(a) filing requirements applicable to the officers, directors and ten-percent beneficial shareholders were compliant.

Code of Ethics

The Company has adopted a code of ethics that applies to its senior executive and financial officers. The Company’s Code of Ethics seeks to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure of information to the Commission, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting of violations of the Code to predesignated persons, and (v) accountability for adherence to the Code.  A copy of the Code of Ethics has been posted and may be viewed on the Company’s Internet website at http://www.ctiindustries.com under the heading “Investor Relations.” The Company will provide to any person without charge upon request a copy of the Code of Ethics.  You may make such request by sending a written request to the Corporate Secretary at 22160 N. Pepper Road, Lake Barrington, Illinois 60010 and providing a return address.

Certain Relationships and Related Transactions

Stephen M. Merrick, Executive Vice President and Secretary of the Company, is of Counsel to Vanasco Genelly & Miller, a law firm who provided services to the Company in 2009. In addition, Mr. Merrick is a principal stockholder of the Company.  Legal fees incurred with this firm or predecessor, were $130,000 and $174,000 for the years ended December 31, 2009 and 2008, respectively.

John H. Schwan is a principal owner of Shamrock Packaging and affiliated companies. The Company made purchases of packaging materials from Shamrock of approximately $1,718,000 and $824,000 during the years ended December 31, 2009 and 2008, respectively.

John H. Schwan, Chairman of the Company, and Howard Schwan, President, are the brothers of Gary Schwan, one of the owners of Schwan Incorporated which provides building maintenance and remodeling services to the Company.  The Company made purchases from Schwan Incorporated of approximately $27,000 and $142,000 during the years ended December 31, 2009 and 2008, respectively.

In February 2003, the Company received $1,630,000 from certain shareholders in exchange for (a) two year 9% subordinated notes, and (b) five year warrants to purchase 163,000 common shares at $4.87 per share. The proceeds were to (i) re-finance the bank loan of CTI Mexico in the amount of $880,000 and (ii) to provide financing for CTI Mexico and Flexo Universal. The value of the warrants was $460,000 calculated using Black-Scholes option pricing formula. The Company applied the discount against the subordinated debt. The discount is being amortized using the effective interest method to interest expense over the term of the debt. These loans are subordinated to the Bank debt of the Company.  On February 8, 2008 those shareholders exercised these warrants in exchange for a reduction on these notes of $794,000.

During the period from January 2003 to the present, John H. Schwan, Chairman of the Company, and Stephen M. Merrick, Executive Vice President and Chief Financial Officer have made loans to the Company and to Flexo which have outstanding balances, for the Company of $2,356,000 and $2,267,000 (net of discount of $96,000 and $185,000, respectively) and for Flexo of $659,000 and $858,000 as of December 31, 2009 and 2008, respectively.  Interest paid to related parties, principally Mr. Schwan and Mr. Merrick, with respect to various loans and advances made by them to the Company and its subsidiaries during 2009 and 2008 was $228,000 and $414,000, respectively.

The Company believes that each of the transactions set forth above were entered into, and any future related party transactions will be entered into, on terms as fair as those obtainable from independent third parties.

PROPOSAL TWO - SELECTION OF AUDITORS

BLACKMAN KALLICK, L.L.P.

The Audit Committee and Board of Directors has selected and approved Blackman Kallick, L.L.P. as the independent registered public accounting firm to audit our financial statements for 2009, subject to ratification by the stockholders.  It is expected that a representative of the Firm of Blackman Kallick, L.L.P. will be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

During the Company’s last two fiscal years ended December 31, 2008 and December 31, 2009 there were no disagreements with Blackman Kallick L.L.P., respectively, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Blackman Kallick L.L.P. would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such periods.

During the Company’s two fiscal years ended December 31, 2008 and December 31, 2009, Blackman Kallick L.L.P, respectively, has not informed the Company of any reportable events

Fees Billed By Independent Public Accountants

The following table sets forth the amount of fees billed by and Blackman Kallick, L.L.P. for services rendered for the years ended December 31, 2009 and 2008:

Audit Fees(1)	$238,473	$256,820
Other Audit Related Fees(2)	$53,509	$14,937
All Other Fees(3)	$29,087	$34,697
Total Fees	$321,069	$306,454

(1)	Includes the annual financial statement audit and limited quarterly reviews and expenses.

(2)	Includes fees and expenses for other audit related activity provided by Blackman Kallick, L.L.P.

(3)	Primarily represents tax services, which include preparation of tax returns and other tax consulting services.

All audit, tax and other services to be performed by Blackman Kallick, L.L.P. for the Company must be pre-approved by the Audit Committee.  The Audit Committee reviews the description of services and an estimate of the anticipated costs to perform those services. Services not previously approved cannot commence until such approval has been granted.  Pre-approval is granted usually at regularly scheduled meetings.  If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Committee at its next meeting.

The Audit Committee of the Board of Directors reviews all relationships with its independent auditors, including the provision of non-audit services, which may relate to the independent registered public accounting firm’s independence.  The Audit Committee of the Board of Directors considered the effect of Blackman Kallick, L.L.P’s tax services in assessing the independence of the independent registered public accounting firm and concluded that the provision of such services by Blackman Kallick, L.L.P was compatible with the maintenance of that firm’s independence in the conduct of its auditing function.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” SUCH RATIFICATION

Stockholder Proposals for 2011 Proxy Statement

Proposals by shareholders for inclusion in the Company's Proxy Statement and form of proxy relating to the 2011 Annual Meeting of Stockholders, which is tentatively scheduled to be held on June 3, 2011, should be addressed to the Secretary, CTI Industries Corporation, 22160 North Pepper Road, Lake Barrington, Illinois 60010, and must be received at such address no later than December 31, 2010.  Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law.  It is suggested that such proposal be forwarded by certified mail return receipt requested.

Proxy Statement and Annual Report Delivery

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.  If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement, or notify the Company that you do or do not wish to participate in householding by sending a written request to the Corporate Secretary at 22160 N. Pepper Road, Lake Barrington, Illinois 60010 or by telephoning (847) 382-1000.

Stockholder Communications

The Nominating and Governance Committee of our Board has established the following process for stockholders to communicate with the Board. Stockholders wishing to communicate with our Board should send correspondence to the attention of the Nominating and Corporate Governance Committee, c/o CTI Industries Corporation, 22160 N. Pepper Road, Lake Barrington, Illinois 60010, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. The Chairperson of the Nominating and Corporate Governance Committee will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the Board or a committee of the Board. The Chairperson of the Nominating and Corporate Governance Committee will review all stockholder correspondence, but the decision to relay that correspondence to the Board or a committee will rest entirely within his or her discretion.

Dated: April 30, 2010
BY ORDER OF THE
BOARD OF DIRECTORS
/s/ Stephen M. Merrick
Stephen M. Merrick, Secretary